Exhibit 99.2

CORPORATE PARTICIPANTS

Rick Federico	P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Robert “Bert” Vivian	P.F. Chang’s China Bistro, Inc. — Co-CEO
Mark Mumford	P.F. Chang’s China Bistro, Inc. — CFO

CONFERENCE CALL PARTICIPANTS

Jeffery Bernstein	Barclays Capital — Analyst
Destin Tompkins	Morgan Keegan & Co., Inc. — Analyst
Lawrence Miller	RBC Capital Markets — Analyst
Joe Buckley	xxx — (Firm deleted) — Analyst
David Tarantino	Robert W. Baird & Company, Inc. — Analyst
Brad Ludington	Keybanc Capital Markets — Analyst
Andy Barish	Jefferies & Co. — Analyst
John Glass	Morgan Stanley — Analyst
Nicole Miller Regan	Piper Jaffray & Co. — Analyst
Sharon Zackfia	William Blair & Company — Analyst
Bryn Elliott	Raymond James — Analyst
Bart Glenn	D.A. Davidson & Co. — Analyst
Karen Haltest	Credit Suisse — Analyst
Matthew DiFrisco	Oppenheimer & Co. — Analyst
Peter Saleh	Telsey Advisory Group — Analyst
Howard Penney	Hedgeye Risk Management — Analyst
Greg Ruedy	Stephens Inc. — Analyst
John Ivankoe	JPMorgan Chase & Co. — Analyst
Mitchell Speiser	Buckingham Research — Analyst
PRESENTATION
Operator
Good afternoon, and welcome to P. F. Chang’s China Bistro fourth quarter 2010 earnings release conference call. (Operator Instructions).Today’s call is being recorded. If you have objections, you may disconnect at this time. I would now like to turn the call over to Mark Mumford, CFO. Please go ahead, sir.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Thank you. Good morning, everyone. Thanks for joining us today for P. F. Chang’s fourth quarter 2010 earnings call. Joining me today are our co-CEOS’s, Rick Federico and Bert Vivian. Both will be available to answer your questions in a few minutes. A number of our comments today will be forward-looking in nature, and include risks and uncertainties. We recommend that all investors thoroughly review our quarterly and annual filings with the SEC, before taking a financial position in our Company. We will file our Form 10K later today. We will start with a quick review of our fourth quarter and 2010 results, and then discuss our current thoughts about 2011 before opening the call up for your questions.
Overall, we are pleased with our performance in 2010. Heading into the year, we had hoped to see the beginnings of an economic improvement. While the overall recovery remains somewhat tepid in 2010, we did see some positive signs in our restaurants. Both of our concepts achieved positive traffic for the full-year, which is something we haven’t seen in quite a while. Despite the weather, which really hurt our traffic in the last three weeks, comps were positive at both Bistro and Pei Wei during the fourth quarter, and positive ticket trends continued in both concepts.

Let’s talk about margins. At 19.7%, Bistro’s Q4 cash operating margins were up sequentially and year-over-year, which is notable given that 2009 had an extra week. Pei Wei cash operating margins were down to 14.8%. That’s primarily due to a timing shift in marketing expense, related to our Q4 limited time offer. Those dollars were spent in Q4 this year, versus Q3 of last year.
Consolidated G&A for Q4 was down, in actual dollars and percentage of sales. The big factor there was lower share-based compensation expense. Performance unit expense was actually a credit in Q4 of roughly $200,000, versus $1 million in expense in Q4 last year, due to an award modification for one of the CEOs. Our fourth quarter EPS of $0.64, beat our expectations. For the most part, that’s due to a handful of discrete items that lowered our anticipated tax rate, and added about $0.07 to $0.08 to our Q4 EPS. Without this tax benefit, our full-year EPS would have been about $1.95, consistent with our previous EPS guidance.
We ended 2010 with a cash balance of $71 million, up 13% from last year. We used that cash to invest in long-term growth for the business, and gave shareholders tangible returns in the form of dividends and share repurchases. Cash flow from operations was $122 million, and we spent a total of $37 million in CapEx, resulting in free cash flow of $85 million for the year. We used $41 million to repurchase just over 900,000 shares under our current buyback program. In addition, we paid over $14 million in cash dividends.
Looking to 2011, our thoughts haven’t changed much, since we provided preliminary guidance back in October. We are assuming a slightly better economic environment, and estimate consolidated revenue growth of 3% to 4% for the year, slightly positive comps at both of our concepts likely in the 1% to 2% range, and a slightly higher revenue contribution from global brands.
So far this year, despite the weather disruptions, our comps are up about 1%, at both concepts. We expect 2011 EPS in the range of $2.15 to $2.20, an increase of about 10%. Restaurant cash operating margins should be favorable in 2011, primarily driven by lapping of cost related to the roll out of the Bistro happy hour in Q1 of last year, as well as higher contributions from global brands.
We do expect to see inflationary cost pressure throughout most of our income statement. Our commodities basket will increase due to price pressure, as well as higher delivery cost costs. In addition, higher wage rates and healthcare costs will add pressure to our labor line. We will also see pressure on the operating expense line, due to rising oil prices. As oil prices go up, it will affect our energy costs as well as supplies, which are primarily resin-based. To offset some of these pressures, we took a small menu price increase at Pei Wei this month. And we anticipate taking menu price at the Bistro this year as well.
On our G&A line, we’ll see pressure from higher share based compensation expense, as performance unit awards vest at the end of this year. If those awards vest today, it would pay out at the maximum value, which implies an incremental $0.13 of pressure in 2011. We expect our 2011 tax rate to increase to around 30%, as we won’t have the benefit of the favorable discrete items we had in 2010. Our anticipated new unit development plans are fairly modest. We expect to open three to five new Bistro restaurants. While we would like to allocate more capital to the Bistro brand, the macro development landscape continues to provide only limited opportunities.
At Pei Wei, we continue to expect 25 or 30 new restaurant openings over the next two years. Our thoughts on this have not changed. The reason we have provided a two-year range, is because we knew it would be difficult to predict the exact timing of new development, as we restarted our Pei Wei development pipeline. We recently hired a new Vice President of Pei Wei real estate, and continue to evaluate both our internal resources, and external broker networks supporting Pei Wei development. In addition, in order to expand the universe of potential sites, we are currently evaluating changes to our Pei Wei store design.
Given all this, combined with the typical timing shifts we encounter in real estate construction, while we had previously thought that 10 to 12 of the new Pei Wei openings would fall into 2011, we now see six to eight openings this year. All this means is that we anticpate a few more of our 25 to 30 new stores to open in 2012. Additionally, we are very pleased with our Bistro international presence, and expect our partners to open seven to ten new restaurants, including the first Bistro openings in Puerto Rico and the Philippines.
Our number one priority for capital is investing in the long-term growth of this business. We will return excess cash flow to our shareholders. First, in the form of cash dividends, and then through share repurchases. We should generate about $80 million or $90 million in free cash flow, with cash from operations in the range of $130 million to $140 million. And CapEx spend of approximately $45 million to $50 million. We will use just over $20 million for cash dividend payments, which are variable based on 45% of our quarterly net income. And we also expect to use approximately $60 million for share repurchases during 2011.
And finally, as you probably read, Lane Cardwell is joining the Company as President of our Bistro concept. Lane brings us a wealth of experience, and we look forward to combining his long-range strategic thinking, with our already strong Bistro operational leadership. With that, let’s open the call up for questions.
QUESTION AND ANSWER
Operator
(Operator Instructions).
Our first question today comes from Jeff Bernstein with Barclays. That line is now open.

Jeffery Bernstein — Barclays Capital — Analyst
Great. Thank you very much. Two questions, one specific to Pei Wei. Thank you for the color on the acceleration on what appears to a deceleration in growth this year, but an acceleration next year. Just wondering whether we can get some more color on recent brand learnings. You mentioned something about real estate availability and perhaps it’s a little bit more challenging near term. You also mentioned a change of design, so just looking for a little bit more around Pei Wei. And then, I just had a separate question on commodities. You talked directionally about inflation. Just wondering if we can get some more granularity. One, on just what exactly is secured, or what percent is secured, and at what level, year-over-year? And just as important, I guess, the portion that is not secured, what are you assuming you’re going to able to get that product at, whether it will be current levels, or perhaps easing from here? Thank you.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Hi, Jeff. This is Rick. Let me add a little bit of color around Pei Wei real estate. If you look historically, at probably 95% of our locations, they are all end cap 3,200 square foot give or take a little bit, rectangular designs. And what that’s allowed us to do, is take advantage of the kind of real estate that we know we have already been successful in — it’s typically a high frequency retail center, maybe anchored by a Whole Foods or another grocer, — gives people other reasons to be in the center besides just having a Pei Wei restaurant.
And we’ve stuck pretty close to that model. Like I said with — maybe an exception or two. As we look into the kind of the future of the real estate development right now over the next couple of years, there are not as many opportunities that look as prototypical to us, simply because there is not as much new development going on. And the Bistro suffers a little bit from that as well. So internally, what we are working on, from an operational perspective, and from a consumer acceptance perspective, would be some alternative designs that would allow us to take — what for us might be a more unique opportunity to see if in fact, we can take advantage of strong A plus kind of markets, but in a format that may be a little bit different than what we have done in the past.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
And Jeff, this is Mark. On the commodities outlook, as we sit here today looking at what we know is going to happen, with what we’ve contract price, and what we think is going to happen with everything else, we’re estimating our commodity basket is going to go up, somewhere in the 3% or 4% range in 2011. We’ve locked up a majority of our proteins, as well as rice for 2011. And that represents roughly half of anticipated purchases. And the rest of it, is going to pretty much fluctuate as the market conditions change. In addition, our delivery costs are probably going to go up somewhat, as we are likely to trip some of the surcharge clauses that’s in the contracts. Produce is going to be a challenge for us in Q1. The good thing about produce, it’s relatively short cycle, it is a growing cycle, so hopefully we get through Q1. In Q2, we get some more normalized type pricing. But even after that, what we are seeing right now and what we’re hearing is it’s probably — produce is probably going to be a little bit elevated for us, throughout the year.
Jeffery Bernstein — Barclays Capital — Analyst
And you mentioned slight pricing at both brands, is there a guess as to how much you would need to drive the margins you’re talking about?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Well, it isn’t just on the commodity basket. I think as you heard us talk about in our opening remarks, we’re going to have a lot of inflationary pressure throughout our P&L. And given the magnitude of that inflationary cost pressure, we think we are going to need to improve traffic, find some operational efficiencies, as well as take a little bit of price. Those are really the three ways that you can offset that pressure.
The best one we like, is increasing traffic. It will get to revenue moving in the right direction. That seems to cure a lot of ills, it’s down on the expense line. And we are expecting to see both concepts deliver positive comps this year. Over the last couple of years you have seen us find some efficiencies in our operating model. We continue to look for those this year, and I don’t have anything to share with you today, but we will continue to look for those operating efficiencies in our model. And then finally, the least favored is taking price, but given the magnitude of the pressures, we think we are going to need to get all three. The good news is, we believe we continue to have some pricing power in our menu, and we can implement a small menu price increase, without disrupting traffic too
Jeffery Bernstein — Barclays Capital — Analyst
Great. Thanks very much.
Operator
Our next question today comes from Destin Tompkins with Morgan Keegan. The line is now open.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Hi, Mark. Could you — you mentioned the contribution from Global Brands in 2011. Could you maybe provide a little bit more detail, or quantify how much contribution you are assuming? And maybe, and a little bit more color, on where kind of the Unilever progress is? And I think you mentioned in the past, they are pleased with it. Are you still seeing some good growth, and how would you characterize where you stand with the Unilever partnership at this point?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Great, Dustin. There is no question that, as we view Global Brands, it is starting to reach that size and scale where it should be an EPS contributor for us going forward. And for those of you who may not be aware, Global Brands is really two different businesses under that umbrella. First is the international franchise business. And the other one is our partnership that we have with Unilever on the retail product. Due to the success of that retail launch that we had in April this year with Unilever, and the international franchise expansion opened up the seven restaurants that we did this year, Global Brands was able to turn a slight profit for us in 2010. They earned $0.01 versus our original forecast of a $0.04 loss.
We expect to continue to see that momentum grow, as we look to the future in 2011, due to the increase of the royalty rate. As well as, last year, we had nine months of sales on the retail product, we will have a full-year this year. We’ll continue to open up more international franchises. We expect Global Brands to contribute about $0.05 more of EPS in 2011. And once you cover those fixed costs in the Global Brands business, and they are rather large. But once you cover those, in the licensing structure that we have set up internationally as well as Unilever, it allows us to have that high — fairly high margin business, that should continue to provide more and more EPS for us going forward. Overall, we are extremely pleased both with the Unilever relationship and that retail launch, and the international partnership agreements that we have.

Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Okay. Thank you. And then on the — on the G&A with the performance units, I think you mentioned $0.13 pressure in 2011. Can you kind of just help us figure out how to compare 2011 to maybe a historical average? Or, I guess, what I’m getting at, is trying to figure out maybe what the impact would be in 2012, and going forward, as that — as those plans evolve, kind of the magnitude of change year-over-year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes. The pressure in 2011 is about $0.13. So, the performance unit expense in 2010 was $0.11. Right now in our forecast, and our forecast assumes that — that the end of the year, and we pay out at max. And if we pay out at max, on those performance units, that expense in 2011 is going to go to about $0.24. So, $0.13 of pressure. After 2011, now — we haven’t — we don’t have any additional Board approval for CEO compensation going forward. But if you look historically at what that long-term incentive compensation was for CEOs. And if you look at a market comparisons of what LTI is for CEOs, it’s probably more in the range of $1.5 million — $1 million to $1.5 million, somewhere in that range. But like I said, we don’t have any Board approval, so it is difficult for us to even talk about at this point.
Destin Tompkins — Morgan Keegan & Co., Inc. — Analyst
Great. Thank you so much.
Operator
Our next question today comes from Larry Miller with RBC. That line is now open.
Lawrence Miller — RBC Capital Markets — Analyst
Yes, thanks. First a clarification. Mark, when you say in the press release approximately 10% growth, are you using a $1.95 as the base?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, we are using $1.95 as a base. If you back out that tax benefit on the discrete items, at the end of Q3 we said, we were going to earn a $1.95. If you back that out, in the guidance that we gave you in Q3, that’s pretty much where we are at.
Lawrence Miller — RBC Capital Markets — Analyst
Okay, thanks. And then I had some questions on price. I think — if I’m not correct — you took some price in the fourth quarter. I’d love to get your sense, on how the consumer — receptivity to that. And then also, just if you can reconcile for me your comment that you have some pricing power, yet in the last year or two, you have been doing a lot of value-oriented programs, two for 40, and the Happy Hour, how do I reconcile those two things? And then maybe you can just give us a — ex-post — view of how the first year of Happy Hour went? What worked well, and maybe what could be improved? Thanks.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
The — we — the Q4 price was very minimal. We really didn’t have a whole lot of price that we took. In trying to evaluate that, with all the winter storms that were happening, as far as a traffic perspective, the weeks that we didn’t have winter storm effects, we did not see any degradation in our traffic. So we don’t believe the small price that we took, had any impact on our traffic.
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Let me — this is Rick. Let me play a little bit with the value equation, and the Happy Hour question. As we think about — I’ll speak — can’t say this word — specifically. There we go, about the Bistro. And really, our focus is in a couple of areas, and Happy Hour dovetails into that. And it’s really around value, and combining value and innovation. And so when you think about some of the early, sort of value drivers that we put in place a couple of years ago, the environment was a little bit more distressed at that point in time, so the Changs for Two was a good way for us to continue to deliver a high quality P.F. Chang’s experience, and give them a full experience, in a way that was predictable from the guest perspective. Because what we get, as far as the most consistent feedback, in terms of appreciation for the Changs for Two, is the fact that they come in knowing what they’re going to spend. So as we think about sort of new product innovation, value is still going to be an important component of that strategy, but it’s kind of — it’s more of a dumbbell.
If we can continue to drive new product innovation that delivers high value to the guest, or programs like Changs for Two, we’ll continue to do that. And some of that will be offset by the fact that simply, we do think we have got some pricing power in many of our core items, because they are craveable from a guest perspective. Under that same sort of banner of value and innovation that — the Happy Hour progress, we have been very encouraged by. You recall this time last year, again we rolled Happy Hour, which was predominantly a discount of our more popular items. And as we reviewed the impact that that was having in the business, both during Happy Hour as well as what we might have been pulling either from early dinner or late lunch, we shifted strategies and worked on the development of items that could only be delivered during that three o’clock to six o’clock. So the Triple Happiness — Happy Hour was really the development of some new Dim Sum items, some Street Fare, and some discounts on drinks.
And again, the intent was to try and give the guest another reason to come to P. F. Chang’s, without internally cannibalizing, whether it be a lunch experience or a dinner experience. That is now, the whole triple happiness Happy Hour has been fully rolled out, and fully collateralized just in the Phoenix market place. The majority of that menu is now in place, in the balance of the markets where we can — where we can actually have a Happy Hour. So the next step will be to fully collateralize the — with a little bit of marketing support, and some internal promotion support, the Triple Happiness, and that will happen through the first half of this year.

Lawrence Miller — RBC Capital Markets — Analyst
Thanks, guys.
Operator
Our next question today comes from Joe Buckley with Banc of America Merrill Lynch. That line is now open.
Joe Buckley — xxx — (Firm deleted) — Analyst
Thank you. Mark, you can you go through the timing of the share-based compensation, how that will show up quarter-to-quarter? And maybe comment if Burt’s pending retirement changed that equation at all, or changes that equation at all going forward?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, I will hit Bert’s first. Bert dropped his cap, from $12.50, down from $9.00. So if overall, if everything [topped] out at the cap, that would be a reduction of $2.1 million on that — from the performance units. As we look at how that expense is going to hit in Q4, and we’re making estimates — Monte Carlo valuation is what we have to go by — we ended the year below where we thought we were going to on Rick’s. I think last time we talked to you, we thought that the valuation would come in at around $9.00, and it actually came in at $8.30. So we have more of a hill to climb. We didn’t get as much expense actually booked in 2010, as we thought we would.
So we have a larger hill to climb in 2011. But that $8.30 has to go to $12.50. Bert’s is at $6.40, and it has to go to $9.00. So the pressure you’re going to see — you’re not going to see a whole lot of pressure in Q1. You’re going to see about $0.03 of pressure in Q2, Q3 not a whole lot of pressure, and then a ton of pressure in Q4. And the reason for that, as we modify Bert’s award — and Rick’s actually came down from where we were in Q3 — we ended up with a credit in Q4. So we’re anticipating about $0.08 of pressure in Q4 of next year related to the performance units, if, and once again, I got to put that caveat out there, if it remains at cap.
Joe Buckley — xxx — (Firm deleted) — Analyst
Okay. When you said about $0.03 in the second quarter, and $0.08 in the fourth quarter, that is year-over-year increments that you’re —?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, that is incremental pressure — in 2010.
Joe Buckley — xxx — (Firm deleted) — Analyst
Okay. And then, a question again, another question on the Happy Hour, just from an execution standpoint, is everything sort of the way you wanted to be at this point? And can you talk a little bit about maybe the contribution Happy Hour made to the same-store sales performance in 2010?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Well, from an execution standpoint, we are real happy with the — with what ‘s going on in the restaurants, in terms of delivery of product. We have had incredibly positive feedback about the sort of unique nature of those products, whether it be the Street Fare or the Dim Sum. We think the successes of those products bode well for maybe some future menu development, whether it be around lunch, or other day parts, like maybe late night, or depending on the specifics of the location. With regards to the exact numbers, in terms of what it’s driving t this point in time, I don’t have that in front of me. And it is probably not something we would be talking about on this call.
Joe Buckley — xxx — (Firm deleted) — Analyst
Okay. Okay, thank you.
Operator
Our next question today comes from David Tarantino with Robert W. Baird. That line is now open.
David Tarantino — Robert W. Baird & Company, Inc. — Analyst
Hi, just a couple of questions about the comp trends that you had in Q4. First, on the Bistro comp, it showed a nice acceleration in the average ticket throughout the quarter. And was just wondering if you could comment on what drove that trend, and whether you think that is sustainable? And then secondly, on the Pei Wei comps, second quarter in a row, where traffic was slightly negative, and just wondering kind of overall thoughts, on why you think the traffic has been tracking negative, when we have seen improvements elsewhere in the fast casual space?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I will take the first one, on what we are seeing on the ticket, on the Bistro side. Starting in Q2 of this year, we did begin to see a sequential improvement in our large ticket bucket. And we think that is really what is driving that increase in — on the check size. And for us, those large ticket is anything over $85. And so that might be a minority of our overall tickets, it’s somewhere about 6%, it represents a disproportionate weight, when it comes to revenue, it’s about 20%.
Part of that is going to be on the business spend, and that is starting to come back to us. And we are starting to see that reflected in our lunch comps, which are positive during the quarter. And the other is the large party social spend, and you typically see that on the weekend. We began to see that recovery beginning in Q2. So, the large ticket has a little bit of effect, as those customers come back, it has a little bit of effect on the traffic, but it carries a disproportionate weight, when you are looking at the ticket. And so we expect that that trend will continue, as business continues to improve, and social spend continues to come back to us.

Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
From a — from kind of — our thoughts around Pei Wei traffic, if you back up — the year prior, in Q3 of 2010, we were actually lapping some fairly positive marketing campaigns around the LTL. In 2010 Q3, we decided not to — not to spend into that we shifted the marketing spend into Q4, so our expectation would have been, that when we combined Q3 and Q4 of 2010, that we would of seen slight — slight traffic gains, given the shift in the marketing spend and the LTL launch.
The reality was, that we didn’t see that, in part because, as part of our trying to become better at this, we did have a slight shift in our marketing strategy and how we spent into that, in the fourth quarter. And candidly, it was not as effective as it had been the prior year. In the prior year, we invested most, if not all of those dollars, into our four core markets. And in 2010, we decided to reduce the spend in the core markets, and actually increase the spend in some of our developing and emerging markets, to see if in fact, we could get a little bit larger total lift. The reality is, we did see a lift in the small and medium-sized markets, but we gave it back, in kind of a painful way, in our larger and more core markets. So we are taking that learning, and into the launch — that we are right now into the LTL, which is our Korean barbecue. And we have gone back to a strategy, where we’re investing more fully in our core markets.
David Tarantino — Robert W. Baird & Company, Inc. — Analyst
That is helpful. Thank you. And if I could slide one more, and on the quarter-to-date trend you mentioned, Mark, both comps up 1% so far. Perhaps, could you just let us know, if you think that’s a good indication of the underlying trend, or if that number has been influenced by weather, or perhaps a calendar shift related to Valentine’s Day?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Well, we definitely were impacted by weather. We had a number of stores that were closed, and Dallas, as that ice storm went through. The weather this year, really happened during the week. It was a little more severe than the prior year, but we are going up against weather from the prior year as well. That weather was on the weekend. So the 1% that we are seeing now, that’s probably — our best estimate right now — that’s probably indicative. We said, we’re going to be up 1% to 2%, and that puts us in the range. It’s difficult to tell, until we get out of all the weather patterns, and everything that’s happening right now, exactly where that is going to fall out.But we thought we would share with you, how we are trending so far this year.
David Tarantino — Robert W. Baird & Company, Inc. — Analyst
Great. Thank you very much.
Operator
Our next question today comes from Brad Ludington with KeyBanc Capital Markets. That line is now open.
Brad Ludington — Keybanc Capital Markets — Analyst
Thank you. I wanted to just — two brief questions on, if you could comment a little bit on the changes you were talking about, that you’re looking at to Pei Wei’s design? I mean what kind of different real estate are you looking to get into with those changes? And then also, what the take-out channel has done over the last quarter or two? It seems like you’re pushing that quarter pretty hard around the Super Bowl, and was wondering if you saw some success with that?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Our thoughts had not changed on the type of real estate that we would be looking at. It still is going to be — within the high end of our demographic range. But rather than focusing exclusively on the end cap, which may or may not be available in an existing center, we might have to look at a center in line. So when you think about a Pei Wei design, if you have been in one, one of the things that the guest give us a high credit for, is the flexibility and ease of use around take-out, which is about 40% of their business. And so to facilitate that, we have a separate take-out area, a separate take-out door, and separate take-out service strategy there.
So one of the things we have got to be able to figure out, is if you are in center line, you don’t have the capacity to have a side door for take-out, how do you affect changes in your take-out process, that are still consumer friendly? So that is really sort of number one. Number two would be the positioning of the kitchen in relationship to how we actually service the dining room. We may have to make some modifications to our kitchen design. Then again, we don’t want to jump in with both feet before we get a couple of those in the ground, and risk the potential of compromising the guest experience or the product experience.
The second part was around Super Bowl. One of the things that we have found effective over the past year or so, through the use of our warrior card, which is our customer loyalty card at the Bistro. We’ve got about — approaching 2 million active participants in that program. And as we think about ways to communicating with our most frequent guests, driving them to use the Bistro at times when they wouldn’t typically think about it, around certain events or certain days. So for example, the Super Bowl this year, we knew people weren’t going to be dining in our restaurants, and history tells us that is one of the slowest days of the year.
But we know people are eating somewhere, so we used our warrior card connections, and through the e-mail communication, we offered them, I believe it was a 20% discount on all take-out orders. We saw a significant increase on a year-over-year basis, between Super Bowl last year and Super Bowl Sunday this year. We saw significant increase in, obviously in take-out. And so, those types of promotions for our most regular guest take periods of time where the restaurant is frequently not very busy, and allows us to just to drive a little incremental traffic on those days.

Brad Ludington — Keybanc Capital Markets — Analyst
Okay. Thank you.
Operator
Our next question today comes from Andy Barish with Jefferies. Your line is now open.
Andy Barish — Jefferies & Co. — Analyst
Hi, guys. A quick — quick question, continuing on the Pei Wei front, on development. As you look back at kind of emerging, developing markets, the class — classes of 2007 through 2009, still below the system average. Is there a development focus to kind of build out some of those markets, and get more brand awareness? And does that, — does that, in turn, affect your ability to drive kind of above average comps maybe in those markets, as they come off of lower volumes?
Rick Federico — P.F. Chang’s China Bistro, Inc. — Chairman, co-CEO
Andy, there are a couple of things. As we think about, and have always thought about real estate, we will take our sort of internal targets, and in this case, like we mentioned for Pei Wei, it’s 25 to 30 over a two year window. But one of the things we are really cautious about, is we are not going to chase that number. We believe there is going to be 25 or 30 great opportunities for us. Again, we have got a couple of modifications, we got to make. But the mistake a lot of people in our business have made overtime, is they find 20 great ones, or 25 great ones. And they go chase those last five, and they are not as good, as what you would typically expect for the brand.
To some degree with a little bit of that back in 2007 and in 2008, and we’re committed not to repeat some of the same mistakes we made back then. However, the part of the strategy has — will be, and continues to be a couple of things. One is, we are going to go fill in the markets where we think we’re under penetrated, because we know when we get more density into a marketplace, we can do a couple of things. We can market against it a little bit. And just the general brand awareness lift — we typically we’ll see kind of all ships rise with that. And I think that will continue to be part of the strategy. And the second part will be, when we choose to go into new markets, we will tend to go deeper and faster. So for example, our efforts in Chicago and Philadelphia, and probably Washington, DC, our markets that we recently penetrated, and we will spend more time and attention focusing on those, in order to get that density and penetration.
Andy Barish — Jefferies & Co. — Analyst
Thank you.
Operator
Our next question today comes from John Glass with Morgan Stanley. That line is now open.
John Glass — Morgan Stanley — Analyst
Thanks. First question is, Mark, can you talk about the pacing of earnings growth throughout the year, specifically because last year’s growth was lumpy year-on-year, in terms of growth rates. You got a, first quarter, a very easy hurdle. It’s gets progressively more difficult from a margin perspective. So, I guess, one is just comment generally on what else will move, besides that G&A number, what else moves quarter to quarter-to-quarter? And specifically, what are you seeing about margins post the first-quarter, are you assuming they’re flat to down, and this margin improvement is all coming in the first quarter? Or does it get — does it continue and, but maybe it’s small degrees, in later
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
John, Q1 is obviously going to be our easiest quarter, and we’re going to have our largest EPS growth, as we anniversary the impact of the cost of rolling out the Bistro Happy Hour. So expect to have the largest EPS in Q1. We are actually going to be down in Q4 probably, compared to this year. A big piece of that is going to do with the tax rate. And the other quarters, we’ll probably be up slightly, in Q2, and Q3. As far as margins are concerned, both the — Bistro, their margin, the majority of their margin improvement for the year is going to come in Q1.
Right now, we’re forecasting them to have slightly up, outside of Q1, the majority of it though, for the entire year is going to be coming out of Q1. Pei Wei, it’s pretty even. They are going to be up, and in addition, we are going to get a little bit of lift for —from the greater penetration of Global Brands revenue, which has really good flow through on operating margin line.
John Glass — Morgan Stanley — Analyst
Okay. That is very helpful. And then, what do you think your overall basket of inflation is? If — you didn’t really talk about what your labor rate inflation is going to be, and you didn’t really talk about energy. So if you want to talk about those specifically, that is fine. But if you take that, and combine it with food, what do you think your overall rate of inflation, your P&L is, next year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We didn’t talk about that. We think we are going to see inflation throughout the majority of P&L lines And right now, we are evaluating when to take price, how much price to take at the Bistro. Last, we took price in May, so we have a couple of more months that we’ll have price in at the Bistro. Our intent is to be able to protect those margins, and be able to offset those inflationary pressures. And as we talked about earlier, we are looking for operational efficiencies as well, find some of those, get the top line moving, to be able to some leverage on some of those fixed costs. So we think it’s going to take all three, to be able to manage this year.

John Glass — Morgan Stanley — Analyst
And then just finally, — one detail on the food inflation. The three or four you talked about, is that the same — are you assuming for the 50% you’ve got contracted, is that the rate of inflation in that? And you’re expecting the same, in the non-contract that you are experiencing lower inflation in your contract, than higher in the non-contract, then it just evens out to be three?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Right now, it’s probably about the same. When you look at what we have contracted versus non-contracted, produce for us right now, is a big wild card of what happens after we get out of the freeze effects down in Mexico, in [Yuma] in Q1, what happens to that produce pricing. And so there are still variables. Right now, our best estimate for what we think is going to happen on our commodity basket is about 3% to 4%.
Operator
Thank you. Our next question comes from Nicole Miller with Piper Jaffray. The line is now open.
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Good afternoon. It was helpful to understand the Global Brands contribution to earnings on the Unilever license business. In particular, could you talk about how you did that EPS contribution, in terms of how many SKUs are out there, how many could be out there, and then how many grocery doors you are in today, and are there any more door opportunities?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
As you heard us talk about in the past, we are fairly penetrated when it comes to our retail product. We are in 30,000 plus locations. Right now, we’ll continue to evaluate, and look for abilities to enhance that retail product offering. Our culinary team works alongside the Unilever team, looking for opportunities and product development. We don’t have anything really to share with you right now, as it relates to that. We will have increased revenue though, simply because we will have nine months of revenue this year — I mean12 months this year versus nine months in 2010, and we are going to get that increase in royalty.
Nicole Miller Regan — Piper Jaffray & Co. — Analyst
Thank you.
Operator
Our next question today comes from Sharon Zackfia with William Blair. And that line is now open.
Sharon Zackfia — William Blair & Company — Analyst
Hi. Good afternoon. I don’t know if Bert is a silent partner there or not.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
I’m sorry, Sharon, I couldn’t hear you.
Sharon Zackfia — William Blair & Company — Analyst
I’m calling from Mexico, (inaudible) from here. Just a quick follow-up on Pei Wei’s marketing expenses. I guess, where did you end up for the full-year, as percent of sales? And what do you think the right marketing spend is for that concept? And then secondarily, if could you quantify what that shift was, in terms of basis points, from the third quarter into the fourth quarter, that might be helpful?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
This is Mark, for 2010 the Pei Wei marketing was about 1.3%. We started the year with a forecast and anticipation of spending about 1.5, so just a little bit less than we anticipated. In 2011, our anticipation is that we will spend 1.5% of revenue in Pei Wei. The shift going from Q3 to Q4 was about 140 basis points of incremental pressure, due to that shift.
Sharon Zackfia — William Blair & Company — Analyst
Okay. And secondarily, on the performance units, I mean if we look out into 2011, or 2012 and beyond, and I know you talked about this a little bit, what is the right rate of growth for you in dollars for G&A? Is it a low single digit rate of increase, or how should we think about that?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
On a long-term basis, we would like to find a little bit of leverage, as it relates to G&A. I think you’ve heard us talk in the past, that we believe we have infrastructure in place to be able to grow our business. Now we are adding some strategic positions to growth vehicles, who — look at Pei Wei, we’ve added the real estate person. We’re adding some support in Global Brands, but it ‘s our intent to be able to leverage that — the G&A and that headcount going forward. That should be a line that we are growing less than our top line.
Sharon Zackfia — William Blair & Company — Analyst
Okay. Thank you.
Operator
Our next question comes from Bryan Elliott with Raymond. The line is now open.
Bryn Elliott — Raymond James — Analyst
Thanks. Most of my questions have been asked. But a real quick clarification, Mark, I think you said we’ve already taken some price in Q1 at Pei Wei, and wondered if you could give us a sense of magnitude?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Yes, we took a little price. Right now, we are not certain. Usually when you take price, consumers move around the menu a little bit. I think what we said, we’re expecting comp at both of those concepts we’ve — about 1% or 2%. A little bit of price, a little bit of traffic, so I think that the price that we took is within that.
Bryn Elliott — Raymond James — Analyst
Okay. All right. Thanks.
Operator
The next question today comes from Bart Glenn with D.A. Davidson. The line is now open.
Bart Glenn — D.A. Davidson & Co. — Analyst
Thank you. With the addition of — Lane as the President of the Bistro division, was just curious from a strategic standpoint, if we should think about maybe increased rate of menu innovation, or greater tweaks to marketing strategy, just in general, any feedback would be helpful? Thank you.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Clearly, Lane brings a wealth of experience to our leadership team. And in the past, he has been on the front end of both marketing and product innovation, design innovation, and a whole variety of other initiatives that drive our business. If you look into the bucket of strategic tactics that are already in place the day Lane arrives here, in some part, it will be an acceleration of those tactics. And come March 1st, we’ll get an opportunity to spend a little bit more time with him. And the beauty of having Lane join our team, is he brings a historical perspective, having been around the Company now, for the about last ten years, as well as a very forward thinking individual. So I think the combination of the two, will make for a fairly seamless transition from the Bistro’s perspective.
Bart Glenn — D.A. Davidson & Co. — Analyst
Thank you.
Operator
Our next question today comes from Keith Siegner with Credit Suisse. Your line is now open.
Karen Haltest — Credit Suisse — Analyst
This is actually Karen on for Keith today. Just a quick modeling question. How should we be thinking about the tax rate for 2011? Let me move past some of the one-time items for this year, and then also, how that might progress through the year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
The — our estimate right now, for tax, is 30%. If you had back out all of the discrete items in 2010, our tax rate was probably about 29%. That 1% increase is due to more of our revenue and income, coming from [non-tipped] sources in Pei Wei and Global Brands.
Karen Haltest — Credit Suisse — Analyst
Okay. Great. Thank you.
Operator
Our next question today comes from Matt DiFrisco with Oppenheimer. That line is now open.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Thank you. Mark, could you — I’m sorry if I missed it, but your same-store sales was this time last year, so for the first 40 days or so of 1Q 2010.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I don’t have that in front of me. I can get you that after the call, Matt.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay, I am just curious if either brand was different than what — trended different (inaudible) than what it was for the full 90 days. And then Valentine’s benefit, I think some of your peers have said is that it could be anywhere from 1% or 2% in the first 45 days. Did you see a similar type benefit?

Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We think the calendar shift overall for 2011 benefits us, and certainly Valentine’s Day falling on Monday did help us. In addition, we will see the Fourth of July, and Halloween also moved to Monday this year, so calendar of Monday’s. Christmas and New Year will fall on Sunday this year, versus Saturday last year, so that will help us. Overall, we think the calendar lines up well for us in 2011. So, yes, Valentine’s helped us a little bit being on Monday.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay. I’m just trying to — wonder I guess, the guidance to get — to hold 1% or grow above and beyond 1% comp, are you looking at easier compares from a year ago? I can get that off-line though. And then, just in your guidance, you mentioned some wage pressure, and not only commodity pressure. Do you have in there a presumption that the minimum wage for tipped employees will be going up on the federal level from the current low of $2.13, because I guess, Texas would be the biggest one, to have an implication for you guys.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Right now, our expectations on what’s going to happen for 2011, the biggest increase in minimum wage for us, is going to be in Florida. We’ll also see a little bit of pressure in Arizona, and Colorado, and Ohio.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Okay. So that would be incremental then, if the federal wage for tipped employees went up to $2.13, you don’t have that factored into your guidance?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
No, we don’t.
Matthew DiFrisco — Oppenheimer & Co. — Analyst
Thank you.
Operator
Our next question today comes from Peter Saleh with the Telsey Advisory Group. That line is now
Peter Saleh — Telsey Advisory Group — Analyst
Great, thanks. I was just hoping you guys could comment on some of the regional trends, California and Texas. And then, just where do we stand on True Foods?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hi, Peter. This is Bert. I will talk a little bit about True Foods. Things are progressing well there. In the fourth quarter of last year, they opened their third restaurant back here in Scottsdale. The first restaurant was in Scottsdale, the second one was in Newport Beach. And the third again, opened in the fourth quarter of last year in Scottsdale. All three restaurants are doing very well. I think the [Box] restaurant team is doing a great job there, and we’re certainly pleased with what we have seen thus far. The fourth unit will be opening up, probably in the May time frame, out in Santa Monica. And there will be a fifth site this year, later in the year, but we have not talked about that location just yet. So everything is going as we had hoped, and I think as they would have hoped. And I think that — we have talked in the past about a potential timeline, in terms of our decision, whether or not we remain a lender, or actually become an equity participant. At some point in time this year, I’m sure our Board is going to have that conversation — and I don’t think we have seen anything yet, that would make me think otherwise. As far as geography, it’s really a weather report, where we saw weather, we didn’t have positive comps in Q4. So stores on the East Coast were primarily negative, all the rains on the West Coast turned California back to negative during the quarter at the Bistro. Pei Wei, when you look at their penetration, Arizona, Florida, and Texas represent 60% of their business, and that was positive fro them during the quarter. So they did have some blips due to weather, but overall, they had some pretty positive trends.
Peter Saleh — Telsey Advisory Group — Analyst
Great. Thank you.
Operator
Our next question today comes from Howard Penney with Hedgeye Risk Management.
Howard Penney — Hedgeye Risk Management — Analyst
Thanks very much. Actually your weather report was part of my question. But can you — maybe go through the pricing power in the menu, and do you implement it regionally, given sort of the those issues that you see regionally. And then I just wanted to thank Bert for all his color commentary on the industry trends over the last few years. It has been very entertaining. Thanks.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Well — I hope it was enlightening, more than entertaining, Howard, but I appreciate that. (Laughter).
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
As far as the pricing power in the menu, we think if we continue to do a great job of executing the brands — we offer a differentiated product offering out there. So if we do a great job, we think that lends ourselves the ability to be able to take a little bit of price. The customer experience is really based upon the ambience, the service, as well as the food. And each day as we open up those restaurants, our job is to do a fantastic job on all three of those fronts. And if we do that, it’s certainly, from a price value perspective, it gives us an opportunity to be able to take price.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hi, Howard, this is Bert. One other piece of the puzzle there, and I think someone earlier, in part of the question kind of — mentioned it, was that over the last few years, there’s been a fair amount of discounting on the fringe at the Bistro. And part of taking price, may be clipping off some of that discounting. So there’s a couple of ways you can get to it, some which the customer will see on the menu, and some which they won’t
Howard Penney — Hedgeye Risk Management — Analyst
Thank you.

Operator
Our next question today comes from Greg Ruedy with Stephens. That line is now open.
Greg Ruedy — Stephens Inc. — Analyst
Thanks. You have been realizing frequency in the higher ticket occasions, but for 2011 what I am wondering is what you have baked into your Bistro same-stores sales forecast for traffic gains, from say, the aspirational lower ticket guest?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
From the lower ticket guest?
Greg Ruedy — Stephens Inc. — Analyst
Correct?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Hi, Greg, this is Bert. I would love to tell you that we are going to share all the intimate details of our forecast with you, but we are not. Clearly, we want to see growth across the spectrum of ticket prices. Some of that we are going to get from the — the upper end. We do expect that as the margin — the environment is going to be better this year. So — but we think we will see growth across the ticket spectrum. Rick mentioned earlier, about the Happy Hour initiative, and the modifications that we’ve made there. The fact is, if the same number of guests come in this year, and participate in our Happy Hour versus last year, you are going to see ticket growth, because we are not discounting our existing items. It is actually new items. So, that’s — again, there’s lots of ways to get to the ticket puzzle. That is probably as much detail, as we are going to give you.
Greg Ruedy — Stephens Inc. — Analyst
All right. Just housekeeping, alcohol mix at the Bistro, where is it at today, and how does that compare versus last year?
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
Down a little bit, this is Bert, down a little bit. It’s about, in terms of total sales, you are in the 15% to 16% range. If you back out to-go, obviously, it is a little bit higher, that in terms of for dine-in sales. We have been in a declining mode, in terms of alcohol sales, for the past five, six, seven years. And I’m guessing, that is probably not going to change too much. The Happy Hour initiative has certainly stalled, if you will, the decline. If you looked at it on a pure unit basis, we actually sold more units in 2010 than we did in 2009, but we also took some price decreases. Again, to the extent that any of that price adjusts a little bit, you will see a little tick up, in terms of sales there.
Greg Ruedy — Stephens Inc. — Analyst
I appreciate it. Thank you.
Robert “Bert” Vivian — P.F. Chang’s China Bistro, Inc. — Co-CEO
You bet.
Operator
Our next question today comes from John Ivankoe with JPMorgan. That line is now open.
John Ivankoe — JPMorgan Chase & Co. — Analyst
Thank you. Just a real quick one for me. At firstly, given that you are obviously, meaningfully free cash flow positive Company, what do you think of the normal expected cash run rate is for your business, after you’re generating cash, CapEx dividends, stock buyback, I mean, what is the amount you need to feel comfortable?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
The kind of cash that we would like to see kept on our balance sheet is somewhere in that $40 million to $50 million range.
John Ivankoe — JPMorgan Chase & Co. — Analyst
And is this year, is it fair to assume that it will be higher than that, and does the cash settle executive comp, or the cash CEO comp, and is that something that will therefore drop in 2012?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We will pay that in Q1 of 2012. We should grow our cash a little bit, if our expectations on our forecast come to reality, we will grow our cash a ittle bit this year.
John Ivankoe — JPMorgan Chase & Co. — Analyst
And that does kind of get back to the question is, you started, I forget the number, north of $70 million this year, if your target is kind of 40 to 50, it seems like your stock buyback assumption seems to be fairly conservative at this point. Are you planning on perhaps increased CapEx in fiscal 2012, to not give a higher number?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
We will see a little bit of — our first use of cash is investing back into our business. With the Pei Wei development, we will invest a little bit more, and hopefully find some additional Bistro sites to invest in as well. We don’t have additional buyback authorization right now, so even if we wanted to increase that, now we would have to go to the Board to get additional authorization.

John Ivankoe — JPMorgan Chase & Co. — Analyst
Okay. Thank you. That is it for me.
Operator
Our next question today comes from Mitch Speiser with Buckingham Research. That line is now open.
Mitchell Speiser — Buckingham Research — Analyst
Great. Thanks very much. First on the Bistro, I think someone mentioned that some pricing was taken in the fourth quarter. Can you tell us how much, and is that the price — do you plan to take more pricing at the Bistro in 2011, or was that fourth-quarter price increase it?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
The price increase — we changed a little bit on the menu. We really didn’t have much impact on price or the ticket. So that’s — we changed a few of the menu items, but it — or the menu pricing, but it was not material at all. We took price last year in May. We are currently evaluating when to take price of this year and how much, so we will have an additional price menu increase in 2011 this year.
Mitchell Speiser — Buckingham Research — Analyst
Okay. Last quarter, you told us — lunch at the Bistro, during the week, I believe, comps up four. Can you give us an update on that number in the fourth quarter, and if you can give any comments on weekend dinner, if comps are positive or not, that would be helpful.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
From a day part perspective, early in 2010 we have seen stronger traffic during the week, than we did in the weekend. And as we moved into the second half of the year, the weekend caught up with the weekday. So last couple of quarters they have been fairly even, both up slightly. And then, as far as lunch and dinner, lunch was up slightly for us in the quarter, and dinner was down slightly as well.
Mitchell Speiser — Buckingham Research — Analyst
Okay. And lastly, as I looked at your supplemental sales, and I think this trend has continued, but just haven’t asked you about it, Just the class of 2008, seems pretty soft on an average weekly sales basis at the Bistro and Pei Wei. Can you just comment on that year, is there anything unusual with those openings in those years? And is there any risk you might want to close a couple of those stores that were opened in that year?
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
I will speak to the Bistro first. There are a handful of sites at the — in the Bistro, where we had put some locations where we were anticipating to see stronger residential development, and that didn’t happen. A good example of that is here in Arizona, in [Goodyear], we put a site out there. There is more coyotes probably around than people, so we were expecting to see some development. That didn’t happen. In addition, we went into smaller markets, in the class of 2008. And so you just would expect to have — we put in smaller stores, we invested lots in those stores.
We don’t need as much revenue, to be able to get the return. And so, they are just smaller footprint stores. So that is what you are seeing at the Bistro. And I, as far as Pei Wei, I think Rick kind of touched on that, 2007, 2008, we probably made some real estate decisions, trying to get to a number — and we have a handful of stores in there, that aren’t performing that great, but we do an impairment analysis each quarter. There aren’t any stores in there, that right now we’re (inaudible) close.
Mitchell Speiser — Buckingham Research — Analyst
Thank you.
Operator
At this time, I have no further questions in queue.
Mark Mumford — P.F. Chang’s China Bistro, Inc. — CFO
Okay, great. Thanks for joining us today. Let’s see, the next time — let me see if I got that here - -the next time we talk to you will be on April 27th. Thanks for joining us.
Operator
That concludes today’s conference. Thank you for your participation.